Exhibit (c)(vii)

BMO Capital Markets

Model Comparison – First 10 Years

RIO TINTO MODEL (US$ MM)

	Total	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Net Revenue	$31,884	$738	$1,407	$1,966	$3,288	$3,487	$3,675	$3,625	$4,639	$4,979	$4,082
EBITDA	$22,472	$344	$501	$1,028	$2,276	$2,461	$2,657	$2,657	$3,638	$3,913	$2,998
Capex	($6,566)	($910)[1]	($1,346)	($862)	($645)	($476)	($409)	($585)	($509)	($447)	($378)
Working Capital	($10)	($36)	$3	($7)	$11	$2	$1	$2	$8	$12	($6)
Taxes	($1,546)	--	--	--	--	--	--	--	($537)	($617)	($392)
Pre-Finance CF	**$14,350**	**($603)**	**($842)**	**$159**	**$1,642**	**$1,987**	**$2,249**	**$2,075**	**$2,600**	**$2,861**	**$2,223**

TRQ MODEL (US$ MM)

	Total	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Net Revenue	$31,527	$730	$1,430	$1,924	$3,226	$3,424	$3,612	$3,563	$4,585	$4,964	$4,069
EBITDA	$22,419	$240	$512	$1,055	$2,287	$2,474	$2,664	$2,659	$3,640	$3,902	$2,986
Capex	($6,566)	($910)[1]	($1,346)	($862)	($645)	($476)	($409)	($585)	($509)	($447)	($378)
Working Capital	($8)	($27)	($3)	$2	$10	$1	$1	$3	$7	$2	($5)
Taxes	($1,574)	--	--	--	--	--	--	($49)	($541)	($606)	($379)
Pre-Finance CF	**$14,270**	**($697)**	**($836)**	**$195**	**$1,652**	**$1,999**	**$2,257**	**$2,029**	**$2,597**	**$2,851**	**$2,224**

RIO TINTO – TRQ MODEL DELTA (US$ MM)

	Total	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Net Revenue	$357	$8	($24)	$42	$61	$63	$63	$62	$54	$14	$12
EBITDA	$53	$103	($12)	($27)	($11)	($13)	($7)	($2)	($1)	$11	$12
Capex	--	--	--	--	--	--	--	--	--	--	--
Working Capital	($2)	($9)	$6	($9)	$1	$1	($1)	($1)	$2	$10	($0)
Taxes	$29	--	--	--	--	--	--	$49	$4	($11)	($13)
Pre-Finance CF	**$80**	**$94**	**($6)**	**($36)**	**($10)**	**($12)**	**($8)**	**$46**	**$4**	**$10**	**($1)**

Source: Rio Tinto Oyu Tolgoi Model and Turquoise Hill Internal Model at street consensus pricing
1. Based on original 2022 capex forecast less actual capex spent to date as per TRQ management.

PROJECT ASTERIX